Exhibit 99.1

ADESA Board Authorizes $130 Million Share Repurchase Program

CARMEL, Ind. - August 31, 2004 - ADESA, INC. (NYSE: KAR) today announced that its Board of Directors has approved the repurchase of up to $130 million of ADESA common stock.  ADESA anticipates that repurchases will commence after the Company releases its third quarter earnings results in October.  The date for the release of the Company’s third quarter results will be announced shortly.

The separation of ADESA from its current majority stockholder, ALLETE, Inc., is scheduled to be completed on September 20, 2004, when ALLETE will distribute all of its holdings of ADESA common shares to ALLETE common shareholders.  The distribution was previously discussed in ADESA’s Registration Statement on Form S-1 in connection with the Company’s initial public offering.  The distribution is structured to qualify as a tax-free stock dividend to ALLETE shareholders.

ADESA presently anticipates that its share repurchase program may include open market transactions executed from time to time at prevailing market prices, as well as privately negotiated transactions, and will be structured to comply with, and be conducted under, Rule 10b-18 of the Securities and Exchange Commission and all other applicable regulations.  The Company anticipates that a significant portion of the shares may be purchased from certain ALLETE employee benefit plans.  The potential negotiated transactions with certain ALLETE employee benefit plans were discussed in ADESA’s Registration Statement on Form S-1.

David Gartzke, Chairman, CEO, and President of ADESA, commented, “We believe that our shares represent an excellent investment for ADESA at this time.  We have resources that can be applied to the repurchase of shares without adversely affecting our other business objectives or our credit ratings, and we view this repurchase program as an investment in our future.”

About ADESA, Inc.

ADESA, headquartered in Carmel, IN, completed its initial public offering of 6.25 million primary shares in June, 2004.  ADESA’s holdings include 53 ADESA used vehicle auctions, 28 Impact salvage auctions and 81 AFC loan production offices across North America.  For more information about ADESA, visit its Web site at www.adesainc.com.

This release includes forward-looking statements that are subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements.  The statements are based on assumptions about important factors, many of which are outside the Company’s control, including general business conditions; market trends and competition; any business development activities, including acquisitions; economic conditions; litigation developments and the risk factors and other risks described in the Company’s Registration Statement on Form S-1 as declared effective on June 15, 2004.  As such, they involve risks, some of which are not currently known to the Company that could cause actual results to differ materially.  The Company does not undertake to update its forward-looking statements